UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2014

Sophiris Bio Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1258 Prospect Street, La Jolla, California		92037
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-777-1760

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2014, Sophiris Bio Inc. ("the Company") and Oxford Finance LLC entered into an Omnibus Amendment to Warrants to Purchase Common Shares related to Oxford Finance LLC's outstanding common share purchase warrants. This agreement provides for the following:

(i) the amendment of the exercise price and number of shares underlying each of the outstanding warrants to purchase common shares to reflect the 52-for-1 share consolidation effected by the Company on August 9, 2013; and

(ii) the amendment of the existing exercise price which is denominated in Canadian dollars to be restated into U.S. dollars. The agreement stipulates that the conversion of the exercise price will be completed utilizing the exchange rate in effect on the date of the issuance of each warrant.

No new warrants to purchase common shares were issued as a result of the execution of this agreement. The description of this agreement is qualified in its entirety by the agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent the amendments discussed in Item 1.01 of this Current Report on Form 8-K constitute an issuance of securities, the deemed exchange of the original warrants for warrants with modified terms was for no additional consideration and without payment of remuneration for soliciting such exchange and was exempt under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 3.03 Material Modifications to Rights of Security Holders.

Reference is made to the disclosure set forth in Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Omnibus Amendment to Warrants to Purchase Common Shares dated February 14, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

February 18, 2014	By:	/s/ Peter T. Slover

Name: Peter T. Slover
Title: Chief Finanical Officer

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Exhibit Index

Exhibit No.	Description

10.1	Omnibus Amendment to Warrants to Purchase Common Shares dated February 14, 2014.